Exhibit 99.1

News From:

Release Date: April 25, 2013

Contact:

Jenniffer Collins

IGI Laboratories, Inc.

(856) 697-1441

www.igilabs.com

IGI LABORATORIES ANNOUNCES 1st QUARTER 2013 RESULTS

BUENA, NJ - (BUSINESS WIRE) – IGI Laboratories, Inc. (NYSE MKT: IG), a New Jersey based topical generic drug development and manufacturing company, announced its financial results for the first quarter ended March 31, 2013.

First Quarter 2013 Highlights vs. 2012

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Total revenues of $3.7 million in the first quarter of 2013, an increase of 101% over the same quarter in 2012

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Total revenues in the first quarter of 2013 include $1.4 million of revenue generated from the sale of IGI label generic topical pharmaceutical products

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Revenue from our formulation and manufacturing contract services business increased by 24% in the first quarter of 2013 as compared to the same quarter in 2012

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Announced the purchase of the topical pharmaceutical product econazole nitrate cream 1%

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Gross profit increased to 30.1% in the first quarter of 2013 from 25.4% in the same quarter of 2012

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Filed one Abbreviated Drug Application, or ANDA, with the U.S. Food and Drug Administration (FDA) in the first quarter of 2013

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Net loss was $0.3 million and $0.7 million in the first quarter of 2013 and 2012, respectively

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Net loss included research and development costs of $0.7 million and $0.5 million in the first quarter of 2013 and 2012, respectively

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Announced execution of three year turnkey supply agreement with a total of $3.0 million of minimum purchases over the contract lifespan

IGI’s President and Chief Executive Officer, Jason Grenfell-Gardner, stated, “The launch of our first ever IGI labeled topical pharmaceutical products has enabled us to more than double revenue compared to the first quarter of 2012. We believe that we are one step closer to our mission to become a leading player in the generic topical prescription drug market. At the same time, through the increase in orders from our pharmaceutical partners we were able to grow our formulation and manufacturing contract services revenue 24% over the first quarter of 2012. We believe that our sales strategy to increase revenue and improve our product mix resulted in an increase in gross profit to 30.1% in the first quarter of 2013, from 25.4% in the same period last year.” Mr. Grenfell-Gardner continued, “Our research and development team has filed two ANDAs in 2013, one in the first quarter in January and one in April, which should keep us on track with our plan to file at least six ANDAs in 2013. In addition, we are working on completing the transfer of econazole nitrate cream 1%, which pending FDA approval of our site transfer, will allow us to begin manufacturing another IGI labeled generic pharmaceutical product beginning in the third quarter of 2013. We remain committed to our target to at least double our 2012 total revenue and achieve profitability in 2013.”

IGI LABORATORIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the three months ended March 31, 2013 and 2012

(in thousands, except shares and per share information)

	Three months ended March 31,
	2013	2012
Revenues:
Product sales, net	$3,467	$1,510
Research and development income	159	308
Licensing, royalty and other revenue	57	14
Total revenues	3,683	1,832

Costs and Expenses:
Cost of sales	2,575	1,366
Selling, general and administrative expenses	679	659
Product development and research expenses	658	471
Total costs and expenses	3,912	2,496
Operating loss	(229)	(664)
Interest expense and other, net	(28)	(71)

Net loss	$(257)	$(735)

Basic and diluted loss per share	$(0.01)	$(0.02)

Weighted average shares of common stock outstanding:
Basic and diluted	42,933,146	39,500,559

IGI LABORATORIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

For the three months ended March 31, 2013 and 2012

(in thousands)

	2013	2012
Cash flows from operating activities:
Net loss	$(257)	$(735)
Non-cash expenses	196	237
Changes in operating assets and liabilities	(1,533)	26

Net cash used in operating activities	(1,594)	(472)

Net cash used in investing activities	(1,486)	(254)

Net cash provided by financing activities	1,190	-

Net decrease in cash and cash equivalents	(1,890)	(726)
Cash and cash equivalents at beginning of period	2,536	2,914
Cash and cash equivalents at end of period	$646	$2,188

IGI LABORATORIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share information)

	March 31, 2013	December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$646	$2,536
Accounts receivable, net	3,123	1,577
Inventories	2,040	1,773
Prepaid expenses and other receivables	452	253
Total current assets	6,261	6,139
Property, plant and equipment, net	2,657	2,691
Product acquisition costs	1,426	-
Restricted cash, long term	54	54
License fee, net	275	300
Debt issuance costs, net	92	100
Other	155	143
Total assets	$10,920	$9,427

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$877	$1,091
Accrued expenses	1,460	820
Deferred income, current	127	48
Capital lease obligation, current	17	17
Total current liabilities	2,481	1,976

Note payable, bank	2,000	1,000
Deferred income, long term	18	20
Capital lease obligation, long term	-	4
Total liabilities	4,499	3,000

Commitments and contingencies

Stockholders’ equity: Series A Convertible Preferred stock, liquidation preference - $500,000 at March 31, 2013 and December 31, 2012	500	500
Series C Convertible Preferred stock, liquidation preference - $1,783,349 at March 31, 2013 and $1,764,240 at December 31, 2012	1,517	1,517
Common stock	451	446
Additional paid-in capital	47,655	47,409
Accumulated deficit	(43,702)	(43,445)
Total stockholders’ equity	6,421	6,427
Total liabilities and stockholders' equity	$10,920	$9,427

* Derived from the audited December 31, 2012 financial statements

About IGI Laboratories, Inc.

IGI Laboratories is a developer and manufacturer of topical formulations for the pharmaceutical, OTC, and cosmetic markets. Our mission is to be a leading player in the generic topical prescription drug market.

IGI Laboratories, Inc. “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. This press release includes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, plans, objectives, expectations and intentions, and other statements contained in this press release that are not historical facts and statements identified by words such as " will," “believe”, “target”, “plan,” "possible," "one time," "provides an opportunity," "continue" or words of similar meaning. These statements are based on our current beliefs or expectations and are inherently subject to various risks and uncertainties, including those set forth under the caption "Risk Factors" in IGI Laboratories, Inc.’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other reports we file with the Securities and Exchange Commission. Actual results may differ materially from these expectations. actors that could cause actual results to differ materially from these expectations include, but are not limited to: our inability to meet current or future regulatory requirements in connection with existing or future ANDAs; our inability to achieve profitability; our failure to obtain FDA approvals as anticipated; our inability to execute and implement our business plan and strategy; the potential lack of market acceptance of our products; our inability to protect our intellectual property rights; changes in global political, economic, business, competitive, market and regulatory factors; and our inability to complete successfully future product acquisitions. IGI Laboratories, Inc. does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.